DEALER AGREEMENT

Dear Securities Dealer:

U.S. Global Brokerage, Inc. ("we" or "us") invites you to participate in the distribution of shares of the U.S. Global Investors Funds ("Investors Funds") and U.S. Global Accolade Funds (the "Trust" or "Trusts") for which we now serve as principal underwriter, subject to the terms of this Agreement. The Trusts are series funds presently authorized to issue numerous series of shares. Those series for which payments from distribution fees are authorized are listed on Attachment A and Attachment B. The intent of the Trusts is to issue additional series, and each of the current and planned series may offer multiple classes of shares (hereinafter "Fund" or "Funds"). The shares of additional series of the Trusts may become available for sale in the future, in which event the terms and conditions of this Agreement will be fully applicable thereto. We will notify you from time to time of the Funds that are eligible for distribution and the terms of compensation under this Agreement. This Agreement supersedes any prior dealer agreements between us.

As principal underwriter ("Principal Underwriter"), we have the exclusive right to coordinate distribution of Trust shares. We are not the agent of any dealer or any other purchaser of shares of the Trusts, and all sales of the shares of the Trusts made under this Agreement are made by application to the Trusts.

All  orders are  subject to  acceptance  or  rejection  by the Trusts at the San
Antonio, Texas office, in their sole discretion, and all orders, which are accepted by the Trusts will be deemed to be accepted at the office in Texas.

1.   Licensing.

     (a) You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and are presently licensed to the extent necessary by the appropriate regulatory agency of each state in which you will offer and sell shares of the Funds. You agree that termination or suspension of such membership with the NASD, or of your license to do business by any state or federal regulatory agency, at any time shall terminate or suspend this Agreement immediately and shall require you to notify us in writing of such action. If you are not a member of the NASD but are a dealer subject to the laws of a foreign country, you agree to conform to such laws. This Agreement is in all respects subject to Rule 2830 of the NASD, which shall control any provision to the contrary in this Agreement.

     (b) You agree to notify us immediately in writing if at any time you are not a member in good standing of the Securities Investor Protection Corporation.

2. Sales of Fund Shares. You may offer and sell shares of each Fund and class only at the public offering price, which shall be applicable to, and in effect at the time of, each transaction. The procedures relating to all orders and the handling of them shall be subject to the terms of the then current prospectus and statement of additional information (hereafter, the "prospectus") and new account application, including amendments, for each such Fund, and our written instructions from time to time. This Agreement is not exclusive, and either party may enter into similar agreements with third parties.

3. Duties of Dealer: In General. You agree:

     (a) To act as principal, or as agent on behalf of your customers, in all transactions in shares of the Funds except as provided in paragraph 4 hereof. You shall not have any authority to act as agent for the issuer (the Funds), the Principal Underwriter, or for any other dealer in any respect, nor will you represent to any third party that you have such authority or are acting in such capacity. In receiving orders from your customers, we are not soliciting such customers, and have no responsibility for determining whether shares are suitable investments for such customers.

     (b) To purchase shares only from us or from your customers.

     (c) To enter orders for the purchase of shares of the Funds only from us and only for the purpose of covering purchase orders you have already received from your customers or for your own bona fide investment.

     (d) To maintain records of all sales and redemptions of shares made through you and to furnish us with copies of such records on request.

     (e) To distribute prospectuses and reports to your customers in compliance with applicable legal requirements, except to the extent that we expressly undertake to do so on your behalf.

     (f) That you will not withhold placing customers' orders for shares so as to profit yourself as a result of such withholding.

     (g) That if any shares confirmed to you hereunder are repurchased or redeemed by any of the Funds within seven business days after such confirmation of your original order, you shall forthwith refund to us all compensation paid to you on such orders. We shall forthwith pay to the appropriate Fund our share, if any, of the "charge" on the original sale and shall also pay to such Fund the refund from you as herein provided. We shall notify you of such repurchase or redemption within a reasonable time after settlement. Termination or cancellation of this Agreement shall not relieve you or us from the requirements of this subparagraph.

     (h) That if payment for the shares purchased is not received within the time customary or the time required by law for such payment, the sale may be canceled forthwith without any responsibility or liability on our part or on the part of the Funds, or at our option, we may sell the shares which you ordered back to the Funds, in which latter case we may hold you responsible for any loss to the Funds or loss of profit suffered by us resulting from your failure to make payment as aforesaid. We shall have no liability for any check or other item returned unpaid to you after you have paid us on behalf of a purchaser. We may refuse to liquidate the investment unless we receive the purchaser's signed authorization for the liquidation.

     (i) That you shall assume responsibility for any loss to the Funds caused by a correction made subsequent to trade date, provided such correction was not based on any error, omission or negligence on our part, and that you will immediately pay such loss to the Funds upon notification.

     (j) That if on a redemption which you have ordered, instructions in proper form, including outstanding certificates, are not received within the time customary or the time required by law, the redemption may be canceled forthwith without any responsibility or liability on our part or on the part of any Fund, or at our option, we may buy the shares redeemed on behalf of the Fund, in which latter case we may hold you responsible for any loss to the Fund or loss of profit suffered by us resulting from your failure to settle the redemption.

     (k) To be responsible for any and all credit that you may extend to your customers, to the extent such extension of credit is permitted under applicable rules and regulations, and for compliance with all regulatory requirements respecting such extension of such credit. You further agree to safeguard your customers' funds and securities in a reasonable manner.

     (l) That you will bear all expenses incurred in connection with your performance of the terms of this Agreement.

4. Duties of Dealer: Retirement Accounts. In connection with orders for the purchase of shares on behalf of an Individual Retirement Account, Self-Employed Retirement Plan or other retirement accounts, by mail, telephone, or wire, you shall act as agent for the custodian or trustee of such plans (solely with respect to the time of receipt of the application and payments), and you shall not place such an order until you have received from your customer payment for such purchase and, if such purchase represents the first contribution to such a plan, the completed documents necessary to establish the plan. You agree to indemnify us and Security Trust & Financial Company as applicable for any claim, loss, or liability resulting from incorrect investment instructions received from you which cause a tax liability or other tax penalty.

5. Conditional Orders; Certificates. We will not accept from you any conditional orders for shares of any of the Funds other than as specified in the then-current prospectus of the appropriate Trust series. Delivery of certificates for shares purchased shall be made by the Funds only against constructive receipt of the purchase price, subject to deduction for your concession and our portion of the sales charge, if any, on such sale. No certificates will be issued unless specifically requested.

6. Dealer Compensation. In accordance with the terms of a Rule 12b-1 Distribution Plan that has been duly adopted by the Board of Trustees of the Investors Funds and approved by shareholders with respect to particular Trust series, the Trust, subject to authorization by the Board of Trustees, may make payments to brokers engaged in the distribution of shares of those Funds listed on Attachment A and who administer the accounts of shareholders. Compensation for distribution and administration services for Funds not listed on Attachment A is set forth on Attachment B.

7. Redemptions. Redemptions or repurchases of shares will be made at the net asset value of such shares, less any applicable deferred sales or redemption charges, in accordance with the applicable prospectuses. Except as permitted by applicable law, you agree not to purchase any shares from your customers at a price lower than the redemption or repurchase prices then computed by the Funds. You shall, however, be permitted to sell shares for the account of the record owner to the Funds at the repurchase price then currently in effect for such shares and may charge the owner a fair commission for handling the transaction.

8. Transaction Processing. The procedure for handling orders will be subject to regulations which we, the Trusts, NSCC or DST may issue, from time to time, to dealers. In any event, all orders are subject to acceptance by us and by the Fund or its transfer agent, and become effective only upon confirmation by us. If required by law, each transaction shall be confirmed in writing on a fully disclosed basis and if confirmed by us, a copy of each confirmation shall be sent simultaneously to you if you so request. All sales are made subject to receipt of shares by us from the Funds. We reserve the right in our discretion, without notice, to suspend the sale of shares or withdraw the offering of shares entirely. Telephone orders will be effected at the price(s) next computed on the day they are received from you if, as set forth in each Fund's current prospectus, they are received prior to the time the price of its shares is calculated. Orders received after that time will be effected at the price(s) computed on the next business day. All orders must be accompanied by payment in U.S. dollars. Orders payable by check must be drawn payable in U.S. dollars on a U.S. bank, for the full amount of the investment.

9. Multiple Classes. We may from time to time provide to you written compliance guidelines or standards relating to the sale or distribution of Funds offering multiple classes of shares with different sales charges and distribution-related operating expenses. In addition, you will be bound by any applicable rules or regulations of government agencies or self-regulatory organizations affecting the sale or distribution of mutual funds offering multiple classes of shares.

10. Rule 12b-1 Plans. You are also invited to participate in all Plans adopted by the Funds listed on Attachment A (the "Plan Funds") pursuant to Rule 12b-1 under the 1940 Act.

To the extent you provide administrative and other services, including, but not limited to, furnishing personal and other services and assistance to your customers who own shares of a Plan Fund, answering routine inquiries regarding a Fund, assisting in changing account designations and addresses, maintaining such accounts or such other services as a Fund may require, to the extent permitted by applicable statutes, rules, or regulations, we shall pay you a Rule 12b-1 servicing fee. To the extent that you participate in the distribution of Fund shares, which are eligible for a Rule 12b-1 distribution fee, we shall also pay you a Rule 12b-1 distribution fee. All Rule 12b-1 servicing and distribution fees shall be based on the value of shares attributable to customers of your firm and eligible for such payment, and shall be calculated on the basis and at the rates set forth in the compensation schedule then in effect. Without prior approval by a majority of the outstanding shares of a Fund, the aggregate annual fees paid to you pursuant to each Plan shall not exceed the amounts stated as the "annual maximums" in each Fund's prospectus, which amount shall be a specified percent of the value of the Fund's net assets held in your customers' accounts which are eligible for payment pursuant to this Agreement (determined in the same manner as each Fund uses to compute its net assets as set forth in its effective Prospectus).

You shall furnish us and each Fund with such information as shall reasonably be requested by the Boards of Directors, Trustees, or Managing General Partners (hereinafter referred to as "Directors") of such Funds with respect to the fees paid to you pursuant to the Schedule. We shall furnish to the Boards of Directors of the Plan Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Plan Funds' Directors, including such persons who are not interested persons of the Plan Funds and who have no financial interest in the Plans or any related agreement ("Qualified Directors"). The Plans or the provisions of this Agreement relating to such Plans may be terminated at any time by the vote of a majority of the Plan Funds' Boards of Directors, including Qualified Directors, or by a vote of a majority of the outstanding shares of the Plan Funds, on sixty (60) days' written notice, without payment of any penalty. The Plans or the provisions of this Agreement may also be terminated by any act that terminates the underwriting agreement between us and the Plan Funds, and/or the management or administration agreement between U.S. Global Investors Funds or U.S. Global Accolade Funds or their affiliates and the Plan Funds. In the event of the termination of the Plans for any reason, the provisions of this Agreement relating to the Plans will also terminate.

Continuation of the Plans and provisions of this Agreement relating to such Plans are conditioned on Qualified Directors being ultimately responsible for selecting and nominating any new Qualified Directors. Under Rule 12b-1, Directors of any of the Plan Funds have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-1, Plan Funds are permitted to implement or continue Plans or the provisions of this Agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Boards of Directors are able to conclude that the Plans will benefit the Plan Funds. Absent such yearly determination the Plans and the provisions of this Agreement relating to the Plans must be terminated as set forth above. In addition, any obligation assumed by a Fund pursuant to this Agreement shall be limited in all cases to the assets of such Fund and no person shall seek satisfaction thereof from shareholders of a Fund. You agree to waive payment of any amounts payable to you by us under a Fund's Plan of Distribution pursuant to Rule 12b-1 until such time as we are in receipt of such fee from the Fund.

The provisions of the Rule 12b-1 Plans between the Plan Funds and us, insofar as they relate to Plans, shall control over the provisions of this Agreement in the event of any inconsistency.

11. Registration of Shares. Upon request, we shall notify you of the states or other jurisdictions in which each Fund's shares are currently registered or qualified for sale to the public. We shall have no obligation to register or qualify, or to maintain registration or qualification of, Fund shares in any state or other jurisdiction. We shall have no responsibility, under the laws regulating the sale of securities in any U.S. or foreign jurisdiction, for the qualification or status of persons selling Fund shares or for the manner of sale of Fund shares. Except as stated in this paragraph, we shall not, in any event, be liable or responsible for the issue, form, validity, enforceability and value of such shares or for any matter in connection therewith, and no obligation not expressly assumed by us in this Agreement shall be implied. Nothing in this Agreement, however, shall be deemed to be a condition, stipulation or provision binding any person acquiring any security to waive compliance with any provision of the Securities Act of 1933, or of the rules and regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the Securities Act of 1933.

12. Additional Registrations. If it is necessary to register or qualify the shares in any foreign jurisdictions in which you intend to offer the shares of any Funds, it will be your responsibility to arrange for and to pay the costs of such registration or qualification; prior to any such registration or qualification, you will notify us of your intent and of any limitations that might be imposed on the Funds, and you agree not to proceed with such registration or qualification without the written consent of the Funds and of ourselves.

13. Fund Information. No person is authorized to give any information or make any representations concerning shares of any Fund except those contained in the Fund's current prospectus or in materials issued by us as information supplemental to such prospectus. We will supply prospectuses, reasonable quantities of supplemental sale literature, sales bulletins, and additional information as issued. You agree not to use other advertising or sales material relating to the Funds except that which (a) conforms to the requirements of any applicable laws or regulations of any government or authorized agency in the U.S. or any other country, having jurisdiction over the offering or sale of shares of the Funds, and (b) is approved in writing by us in advance of such use. Such approval may be withdrawn by us in whole or in part upon notice to you, and you shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales material and advertising. You are not authorized to modify or translate any such materials without our prior written consent.

14. Indemnification. You agree to indemnify, defend and hold harmless us, the Funds, their officers, directors and employees from any and all losses, claims, liabilities and expenses arising out of (1) any alleged violation of any statute or regulation including without limitation the securities laws and regulations of the United States or any state or foreign country) or any alleged tort or breach of contract, in or related to the offer and sale by you of shares of the Funds pursuant to this Agreement (except to the extent that our negligence or failure to follow correct instructions received from you is the cause of such loss, claim, liability or expense), (2) any redemption or exchange pursuant to telephone instructions received from you or your agent or employees, or (3) the breach by you of any of the terms and conditions of this Agreement.

15. Termination; Succession; Amendment. Each party to this Agreement may cancel its participation in this Agreement by giving written notice to the other parties. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other parties or any officer or member thereof, or was mailed postpaid or delivered to a telegraph office for transmission to the other parties' Chief Legal Officers at the addresses shown herein or in the most recent NASD Manual. This Agreement shall terminate immediately upon the appointment of a Trustee under the Securities Investor Protection Act or any other act of insolvency by you. The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination. A trade placed by you subsequent to your voluntary termination of this Agreement will not serve to reinstate the Agreement. Reinstatement, except in the case of a temporary suspension of a dealer, will only be effective upon written notification by us. Unless terminated, this Agreement shall be binding upon each party's successors or assigns. This Agreement may be amended by us at any time by written notice to you and your placing of an order or acceptance of payments of any kind after the effective date and receipt of notice of any such Amendment shall constitute your acceptance of such Amendment.

16. Setoff; Dispute Resolution. Should any of your concession or similar accounts with us have a debit balance, we may offset and recover the amount owed from any other account you have with us, without notice or demand to you. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of the NASD or the American Arbitration Association. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Texas, not including any provision which would require the general application of the law of another jurisdiction.

17. Acceptance; Cumulative Effect. This Agreement is cumulative and supersedes any agreement previously in effect. It shall be binding upon the parties hereto when signed by us and accepted by you. If you have a current dealer agreement with us, your first trade or acceptance of payments from us after receipt of this Agreement, as it may be amended pursuant to paragraph 16, above, shall constitute your acceptance of its terms. Otherwise, your signature below shall constitute your acceptance of its terms.

18. All communications to us relating to matters covered by this Agreement should be sent to our Texas office. Notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

U.S. GLOBAL BROKERAGE, INC.
7900 CALLAGHAN ROAD
SAN ANTONIO, TX 78229
(210) 308-1234 (210) 308-1230 FAX

Dated:___________________________

By:______________________________

Name:  Eli Suarez

Title:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth.

Dated:  ___________________________

        ___________________________
         FIRM NAME

BY:     ___________________________
         AUTHORIZED SIGNATURE

        ___________________________
         TITLE
        ___________________________
         ADDRESS
        ___________________________
         ADDRESS
        ___________________________
         TELEPHONE NUMBER
        ___________________________
         FAX NUMBER

PLEASE RETURN ONE EXECUTED COPY OF THIS AGREEMENT TO U.S. GLOBAL BROKERAGE, INC. THE SECOND COPY IS FOR YOUR RECORDS.

                                                                    Attachment A
                                                     U.S. Global Investors Funds

                                               CUSIP
                 FUND NAME                     NUMBER   QUOTRON   FEE PER ANNUM
------------------------------------------   ---------   -----   ---------------
1   All American Equity Fund                 911476604   GBTFX   25 basis points
2   China Region Opportunity Fund            911476828   USCOX   25 basis points
3   Global Resources Fund                    911476208   PSPFX   25 basis points
4   Gold Shares                              911478105   USERX
5   Income Fund                              911476406   USINX   25 basis points
6   Near-Term Tax Free                       911476851
7   Tax Free Fund                            911476505   USUTX
8   World Gold Fund                          911476802   UNWPX   25 basis points
9   Treasury Cash Fund                       911476109   USTXX   25 basis points

                                                                    Attachment B
                                                      U.S. Global Accolade Funds

                                             CUSIP                  12B-1 FEE
                FUND NAME                    NUMBER    QUOTRON      PER ANNUM
----------------------------------------   ---------    -----    ---------------
1    Bonnel Growth Fund                    90330L105    ACBGX    25 basis points
2    MegaTrends Fund                       90330L204    MEGAX    25 basis points
3    Regent Eastern European Fund          90330L402    EUROX    25 basis points